Exhibit 4.8

SECOND SUPPLEMENTAL INDENTURE

between

TERRA PROPERTY TRUST, INC.

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

Dated as of              , 2025

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of                , 2025, is between Terra Property Trust, Inc., a Maryland corporation (the “Company”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”). All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered an Indenture, dated as of June 10, 2021 (the “Base Indenture”) and a First Supplemental Indenture, dated as of June 10, 2021 (the “First Supplemental Indenture” and the Base Indenture, as supplemented by the First Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture, and pursuant to which the Company issued $85,100,000 aggregate principal amount of the Company’s 6.00% Notes due 2026 (the “Notes”).

The Company has offered the Holders of the Notes to exchange (the “Exchange Offers”) any and all of the Notes for a series of notes issued by the Company on the terms and subject to the conditions set forth in the Offers to Exchange and Consent Solicitations Statement relating to the Exchange Offers and related solicitations of consent, dated [         ] [    ], 2025 (the “Offering Memorandum”);

Section 902 of the Base Indenture provides that, with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities (the “Requisite Consents”), the Company and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture, subject to certain enumerated exceptions set forth therein which require the consent of the Holder of each Outstanding Security affected thereby (which such exceptions do not apply with respect to the Proposed Amendments (as defined below));

In connection with the Exchange Offers, the Company has solicited, and has received, upon the terms and subject to the conditions set forth in the Offering Memorandum, consents from Holders of not less than a majority in aggregate principal amount of the Outstanding Securities (the “Consenting Holders”) to certain amendments (the “Proposed Amendments”) to the Indenture as described in the Offering Memorandum and set forth in Article One of this Second Supplemental Indenture;

The Company has received and caused to be delivered to the Trustee evidence of the consents from the Consenting Holders to effect the Proposed Amendments to the Indenture;

All requirements necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Second Supplemental Indenture have been duly authorized by a Board Resolution and, pursuant to Section 902 of the Base Indenture, the Company and the Trustee are authorized to execute and deliver this Second Supplemental Indenture; and

The Company deems it advisable to enter into this Second Supplemental Indenture for the purposes of providing for the rights, obligations and duties of the Company and the Trustee with respect to the Notes and to set forth certain specific provisions with respect thereto and the Company hereby requests that the Trustee execute this Second Supplemental Indenture:

ARTICLE I

AMENDMENTS

From and after the Effective Date (as defined below), the Base Indenture and the First Supplemental Indenture are hereby amended as follows:

Section 1.01 Covenants and Other Provisions in Base Indenture. With respect to the Notes, all of the sections or provisions listed below under the Base Indenture are deleted in their entirety and replaced, respectively, with the following:

(a) Section 501(4) [Intentionally Omitted].

(b) Section 704 [Intentionally Omitted].

(c) Section 801 [Intentionally Omitted].

(d) Section 802 [Intentionally Omitted].

(e) Section 1006 [Intentionally Omitted].

(f) Section 1009 [Intentionally Omitted].

(g) Section 1010 [Intentionally Omitted].

Section 1.02 Covenants in First Supplemental Indenture. All of the sections or provisions listed below under the First Supplemental Indenture relating to the Notes are deleted in their entirety and replaced, respectively, with the following:

(a) Section 2.01 [Intentionally Omitted].

Section 1.03 Effects of Sections 1.01 through 1.02. In accordance with Section 902 of the Base Indenture, the Consenting Holders, by delivery of their consents, permit and approve any and all conforming changes, including conforming amendments, to the Notes and any related documents that may be required by, or as a result of, this Second Supplemental Indenture. Each Note, with effect on and from the date hereof, shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Note consistent with the terms of the Indenture, as amended by this Second Supplemental Indenture. Any and all references to any Articles and Sections of the Indenture that are deleted by any Article or Section of this Second Supplemental Indenture, and any and all obligations related solely to such deleted Articles or Sections throughout the Indenture, with respect to the Notes, are of no further force or effect. Any and all terms defined in the Indenture or the Notes that are (i) used in any Articles or Sections of the Indenture or the Notes deleted by any Article or Section of this Second Supplemental Indenture and (ii) not otherwise used in any other Article or Section of the Indenture or the Notes not affected by this Second Supplemental Indenture are hereby deleted.

ARTICLE II

EFFECTIVENESS

Section 2.01 . Requisite Consents having been received and accepted, this Second Supplemental Indenture shall become a binding agreement between the parties hereto when executed by the parties hereto. Notwithstanding the foregoing, the Proposed Amendments to the Base Indenture, the First Supplemental Indenture and each Note set forth herein shall become effective only on and as of the date on which the Company shall have provided the Trustee with an Officers’ Certificate (upon which the Trustee may conclusively rely) that each of the following has been satisfied (the “Effective Date”): (a) the Company shall have paid to all Consenting Holders of the Notes the Total Consideration or the Exchange Consideration, as applicable and as each is defined in the Offering Memorandum, upon the terms and subject to the conditions in the Offering Memorandum, and (b) the Notes that were validly tendered (and not validly withdrawn) have been accepted for exchange by the Company in accordance with the terms of the Offering Memorandum.

ARTICLE III

MISCELLANEOUS

Section 3.01 This Second Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Section 3.02 In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.03 This Second Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Second Supplemental Indenture. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes.

Section 3.04 The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Second Supplemental Indenture.

Section 3.05 The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.Section 3.06 Notwithstanding anything else to the contrary herein, the terms and provisions of this Second Supplemental Indenture shall apply only to the Notes and shall not apply to any other series of Securities under the Indenture and this Second Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Indenture, whether now or hereafter issued and Outstanding.

Section 3.07 The recitals contained herein and in the Notes shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture, authenticate the Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

TERRA PROPERTY TRUST, INC.

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[Signature page to Second Supplemental Indenture]